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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in the Prospectus constituting part of this Registration Statement, on Form S-4, of our report dated March 11, 2005, except for Notes 23 & 24, which is as of April 22, 2005, with respect to the consolidated balance sheets AEA Bancshares, Inc. & Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2004. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus filed as part of this Registration Statement.

/s/  MOSS ADAMS LLP

Bellingham, Washington
July 20, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM